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                                                                    EXHIBIT 10.5

                        2002 CHANGE IN CONTROL, SEVERANCE
                          AND NON-COMPETITION AGREEMENT

         AGREEMENT, dated as of July 12, 2002 and effective as of July 12, 2002 by and between Wolverine Tube, Inc., a Delaware corporation ("Wolverine" or "Company"), and Johann R. Manning, Jr., an individual residing at Huntsville, Alabama (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, Wolverine recognizes the Executive's expertise in connection with his employment by Wolverine or its subsidiaries or affiliates (collectively, the "Company"); and

         WHEREAS, the Company desires to provide the Executive with severance benefits or the opportunity for continued employment in a different position if the Executive's employment in his current position is terminated for the reasons set forth herein and the Executive refrains from engaging in certain activities in the event his employment is terminated, upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Company and the Executive have heretofore in 1999 entered into a Change in Control, Severance and Non-Competition Agreement (the "Prior Agreement"); and

         WHEREAS, the Company believes that the Prior Agreement should be amended and restated in its entirety in order to address the competitiveness of the current benefits provided under the Prior Agreement and to resolve certain ambiguities contained therein; and

         WHEREAS, the Company and the Executive have therefore agreed to enter into this Agreement, which shall replace and supersede the Prior Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.       Termination of Employment

         (a)      Termination for Cause; Resignation without Good Reason.

                  (i) If the Executive's employment is terminated by the Company for Cause, as defined in Section 1(a)(ii) hereof, or if the Executive resigns from his employment hereunder, other than for Good Reason, as defined in
Section 1(a)(iii) hereof, unless said resignation comes within two (2) years of a Change in Control, as discussed in Section 1(b)(i) below, the Executive shall be entitled to only (A) severance benefits as provided by the Company's general procedures and practices, if any, (B) payment of the pro rata portion of the Executive's salary through and including the date of termination or resignation, and (C) such employee benefits as may be due to the Executive pursuant to the provisions of the benefit plans which govern such issues.

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                  (ii)     For purposes of this Agreement, termination for
"Cause" shall mean termination of the Executive's employment by the Company because of (A) the Executive's conviction for, or guilty plea to, a felony or a crime involving moral turpitude, (B) the Executive's commission of an act of personal dishonesty in connection with his employment by the Company, (C) a breach of fiduciary duty in connection with his employment with the Company which shall include, but not be limited to, (1) investment in any person or organization with the knowledge that such person or organization has or proposes to have dealings with the Company, such person or organization competes with the Company, or the Company is considering an investment in such person or organization (the reference to "organization" excludes federal credit unions, publicly owned insurance companies and corporations the stock of which is listed on a national securities exchange or quoted on NASDAQ if the direct and beneficial stock ownership of the Executive, including members of his immediate family, is not more than one percent (1%) of the total outstanding stock of such corporation); (2) a loan (including a guaranty of a loan) from or to any person or organization having or proposing any dealings with the Company or in competition with the Company; (3) participation directly or indirectly in any transaction involving the Company other than as a director or as an officer or employee of the Company; (4) acceptance from any person or organization having or proposing any dealings with the Company or in competition with the Company of any gratuity, gift, entertainment or favor which exceeds either nominal value or common courtesies which are generally accepted business practice; or (5) service as an officer, director, partner or employee of, or consultant to, any person or organization having or proposing dealings with the Company or in competition with the Company; (D) the Executive's failure to execute or follow the written policies of the Company, including, but not limited to, the Company's policy against discrimination or harassment, or (E) the Executive's refusal to perform the essential functions of the job, following written notice thereof. Termination of the Executive's employment as a result of his death or disability (if such Executive is eligible for benefits under the Company's long-term disability plan or would be eligible for such benefits were the Executive a participant in said plan) shall constitute a termination by the Company with Cause for purposes of this Agreement.

                  (iii) For purposes of this Agreement, resignation for "Good Reason" shall mean the resignation of the Executive within a period of six (6) months after (A) a reduction in the Executive's benefits or pay in an amount in the aggregate in excess of five percent (5%) thereof, unless all individuals at the same managerial level as the Executive experience a similar reduction in benefits or pay or (B) a substantial adverse alteration occurs in the nature or status of the Executive's responsibilities from those in effect on the date hereof, disregarding change in title only.

                  (iv) The date of termination for Cause shall be the date of receipt by the Executive of written notice of such termination, or such later date as may be contained in said notice. The date of resignation without Good Reason shall be the date of receipt by the Company of a written notice of such resignation.

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         (b)      Termination without Cause; Resignation for Good Reason or
after a Change in Control.

                  (i) If the Executive resigns from his employment for any reason within two (2) years following a Change in Control, the Executive shall be entitled to receive the benefits described in subparagraphs (A), (B), (C),
(D) and (E) below. If the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive the benefits described in subparagraphs (A), (B), (C) and (D) below; provided, however, if there is a Change in Control within the two (2) year period following the Executive's termination of employment without Cause, he shall receive the benefits he would have received under (E) below if the Change in Control had occurred immediately before his termination of employment. If the Executive resigns for Good Reason (unless said resignation is within two (2) years following a Change in Control, in which event his benefits are described in the first sentence of this subparagraph), he shall be entitled to those benefits described in (A) and (B) below only. In any of such cases, said benefits will only be paid if the Executive executes an Agreement and General Release, which shall be drafted by the Company, and if the Executive complies with Section 2 of this Agreement.

                           (A)      The Company shall pay to the Executive
either (x) during the two years immediately following a Change in Control, in the event of (i) termination by the Company without Cause, or (ii) resignation by the Executive for any reason, an amount equal to three (3) years' salary; or
(y) at any other time, in the event of (i) termination by the Company without Cause or (ii) resignation by the Executive for Good Reason, an amount equal to two (2) year(s) salary; in either case to be paid at the rate in effect immediately prior to the Severance Date (as defined in Section 1(b)(iv)) plus pay at the same rate for all vacation time accrued during the calendar year in which the Severance Date occurs, with such payment to be made at the Executive's option either:

                                    (X)     as a lump sum within 30 days after
the Severance Date, or

                                    (Y)     as a series of payments in
accordance with the Company's normal payroll procedures following the Severance Date;

         An election as to the form of payment under this paragraph (b)(i)(A) shall be made at a time and in a manner prescribed by the Company. An election of either form of payment may be revoked or modified, in accordance with rules prescribed by the Company, at any time that is at least twelve (12) months before the Executive's Severance Date. A change in the payment form that occurs within twelve (12) months of the Executive's Severance Date shall be null and void. If the Executive does not elect a form of payment, the amount due to the Executive under this paragraph (b)(i)(A) shall be paid as a lump sum within thirty (30) days of the Severance Date.

         The amount payable to the Executive by the Company under this paragraph
(b)(i)(A) shall be offset by the non-compete and non-solicitation fee as defined in Section 2(d)(i)of this Agreement.

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                           (B)(I)  For a period equivalent to a three (3) year
or two (2) year period, controlled by the reason for separation, following the Executive's Severance Date (the "Continuation Period"), the Company will arrange to provide the Executive with medical and disability benefits (the "Employee Benefits") substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Severance Date at no cost to the Executive. Without otherwise limiting the purposes or effect of Section 1(b), Employee Benefits otherwise receivable by the Executive pursuant to this Section 1(b)(i)(B)(I) will be reduced or eliminated to the extent comparable Employee Benefits at substantially similar cost are actually received by the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. If and to the extent that any benefit described in this Section 1(b)(i)(B)(I) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will reimburse the Executive for the costs incurred in obtaining comparable Employee Benefits coverage.

                           (B)(II)  Following the Continuation Period, the
Company will provide the Executive access to Employee Benefits coverage on a group basis equal to that generally available to the majority of the company's employees or retirees, as the case may be, who receive said benefits, at the Executive's own expense based upon the amount charged active employees for such coverage until the Executive attains the age of sixty-five (65). Without otherwise limiting the purposes of effect of Section 1(b), Employee Benefits to which access is otherwise provided to the Executive pursuant to this Section 1(b)(i)(B)(II) will not be required to be made available to the extent comparable Employee Benefits at substantially similar cost are actually received by the Executive from another employer during the period following the Continuation Period until attainment of age sixty-five (65). If and to the extent that any benefit described in this Section 1(b)(i)(B)(II) is not or cannot be provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will reimburse the Executive for the difference in costs incurred in obtaining comparable Employee Benefits coverage on an individual basis and the cost that would have been incurred by the Executive for group coverage under this Section 1(b)(i)(B)(II).

                           (B)(III) The Company shall reimburse the Executive
for any costs incurred by the Executive in maintaining life insurance coverage comparable to that maintained for him by the Company under its group life insurance program for the period from the Severance Date until the earlier to occur of:

                                    (X)     the date which follows the Severance
Date by a period equivalent to a three (3) year or two (2) year period, controlled by the reason for separation, or

                                    (Y)     the date on which the Executive is
covered under any other equivalent group life insurance plan;

                           (C)      in lieu of any benefit otherwise due to him
under the Company's annual bonus plan, the Company shall pay the Executive in a lump sum, an amount equal to (i)

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the maximum percentage of annual base salary then payable to the Executive under the Company's bonus plan but in no event less than forty-five percent (45%) of his annual base salary multiplied by (ii) the number of years for which the Executive is entitled to pay under paragraph (b)(i)(A) above; provided, however, that in the event that the Severance Date occurs after the first six (6) months of the Company's then current fiscal year, the Company shall pay the Executive an additional amount equal to the actual bonus which would have been paid to the Executive for said year had he remained employed throughout said year less the amount of the above-described lump sum paid to him pursuant to this subparagraph
(C) for the first of the years for which he is entitled to be paid under paragraph (b)(i)(A). The amount payable to the Executive under this paragraph
(b)(i)(C) shall be offset by the non-compete and non-solicitation fee as defined in Section 2(d)(i) of this Agreement.

                           (D)      the Company shall reimburse the Executive
for any reasonable costs actually incurred by the Executive for outplacement services provided by an outplacement consultant mutually agreeable to the Executive and the Company for a period not to exceed twelve (12) months,.

                           (E)      If the Executive is not yet eligible for a
benefit under Sections 4.1, 4.2, or 4.3 of the Wolverine Tube, Inc. 2002 Supplemental Executive Retirement Plan ("SERP"), the Company shall pay to the Executive upon his Termination of Service a lump sum cash benefit which shall be the Actuarial Equivalent of a single life annuity payable over the Executive's lifetime equal to 55 percent of the Executive's Final Average Compensation (as defined in the SERP including the provisions pertaining to payments made under this Agreement) reduced by 0.2083 percent for each month by which the payment date precedes the Executive's Normal Retirement Date; reduced further by the Retirement Benefit Offset; and reduced further by the Social Security Benefit (but only for payments due after the Executive reaches Normal Retirement Age). Capitalized terms in this subparagraph (E) shall have the meanings ascribed to them under the SERP. In the event that the SERP shall be terminated in the future, the benefits provided under this subparagraph (E) shall be payable based upon the formula described above in this subparagraph (E) and applying the definitions applicable to the SERP at the time this Agreement was entered if the Executive shall have satisfied the age fifty-five (55) and twelve (12) year service requirements applicable under the SERP when this Agreement was entered but the benefit under this Agreement shall be limited to the benefit that would be payable to the Executive under this subparagraph (E) when he attained age fifty-five (55) and shall be reduced by the Actuarial Equivalent of the benefit, if any, payable to the Executive under the SERP as of the SERP's termination date. In the event that the SERP is amended in the future and the Executive is not eligible for a benefit under the SERP as of his Termination of Service, the Executive shall be entitled to the benefit that would be payable based upon the formula described above in this subparagraph (E) at the time the Executive attained age fifty-five (55) if the Executive shall have satisfied the age fifty-five (55) and twelve (12) year service requirements applicable to the SERP when this Agreement was entered. If the Executive is eligible for a benefit under the SERP as of his Termination of Service, then notwithstanding any provision in the SERP to the contrary, the SERP benefit payable to the Executive under this subparagraph (E) shall be the greater of the benefits payable based upon the formula described above in this subparagraph (E) at the time the Executive attained age fifty-five (55) reduced by

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the Actuarial Equivalent of the benefit payable to the Executive under the SERP as of the date of his Termination of Service or the amount determined under the SERP as it shall have been amended as of the date of his Termination of Service.

                  (ii) In the event the Executive refuses to execute or breaches the Agreement and General Release tendered to the Executive on or about the Severance Date, or in the event the Executive breaches any of the covenants contained in Section 2, the Executive acknowledges and agrees that the Company will cease any payments remaining under Section 1(b)(i) of this Agreement and that the Executive shall be entitled to no further payments or benefits under this Agreement.

                  (iii) The Executive shall have no further right under this Agreement or otherwise to receive any bonus or other compensation with respect to the year in which the Severance Date occurs and later years.

                  (iv) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive and the date of resignation for Good Reason shall be the date of receipt by the Company of written notice of resignation (both such dates hereinafter referred to as the "Severance Date").

                  (v) For purposes of this Agreement, "Change in Control" shall mean:

                           (A)      The Company is merged, consolidated or
reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

                           (B)      The Company sells or otherwise transfers all
or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

                           (C)      There is a report filed on Schedule 13D or
Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that (x) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock"), or (y) any person has, during any period, increased the number of shares of Voting Stock beneficially owned by such person by an amount equal to or greater than 15% of the outstanding shares of Voting Stock; provided, however, that

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transfers of shares of Voting Stock between a person and the affiliates or associates (as such terms are defined under Rule 12b-2 or any successor rule or regulation promulgated under the Exchange Act) of such person shall not be considered in determining any increase in the number of shares of Voting Stock beneficially owned by such person;

                           (D)      The Company files a report or proxy
statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

                           (E)      If, during any period of two consecutive
years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

         Notwithstanding the foregoing provisions of Sections (C) or (D) unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Sections (C) or
(D) solely because (1) the Company, (2) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities (a "Subsidiary"), or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 15% or otherwise, or because the Company reports that a Change in Control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

         (c) Certain Additional Payments by the Company. In the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any Payment would be subject to the provisions of Section 4999 of the Internal Revenue Code of 1986, as amended ("Code") or to any similar tax imposed by federal, state or local law, or any other revenue system to which the executive may be subject, or any interest or penalties with respect to that tax (that tax or those taxes, together with any interest and penalties, may be hereafter referred to as the "Excise Tax"), then, if the Executive complies in all substantial respects with the requirements of the Gross-Up Procedure, the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"), as described in the Gross-Up Procedure.

         For purposes of this subparagraph (c), "Payment" means any payment made to the Executive (other than the Gross-Up payments provided for in the Gross-Up Procedure) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether

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paid or payable or distributed or distributable pursuant to the terms of this
Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, supplemental retirement plan benefits, split dollar insurance agreements, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing.

         For purposes of this subparagraph (c), "Gross-Up Procedure" means the Gross-Up Procedure attached hereto as Appendix A.

2.       Secrecy, Non-Solicitation and Non-Competition.

         (a) Secrecy. During the Executive's employment with the Company and for a period of three (3) years after his termination from the Company for any reason, the Executive covenants and agrees that he will not, except in performance of the Executive's obligations to the Company, or with the prior written consent of the Company pursuant to the authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or use any such information. The term "secret or confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the Company's products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of the Company's business.

         (b) Customer Protection. During the Executive's employment with the Company and for a period of two (2) years following the termination of the Executive's employment for any reason, the Executive covenants and agrees that he will not solicit or attempt to solicit any business from the Company's customers, including actively sought prospective customers, with whom the Executive had Material Contact during his employment, for the purpose of providing products or services competitive with those provided by the Company. Material Contacts exist between the Executive and each customer or prospective customers with whom the Company were coordinated or supervised by the Executive, or about whom the Executive obtained trade secrets or confidential information as a result of the Executive's association with the Company.

         (c) Non-solicitation of Employees. During the Executive's employment and for a period of one (1) year following the termination of the Executive's employment for any reason, the Executive covenants and agrees that he shall not directly or indirectly, on his behalf or on behalf of any person or other entity; solicit or induce, or attempt to solicit or induce, any person who, on the date hereof or at anytime during the term of this Agreement, is an employee of the Company, to terminate his or her employment with the Company, whether expressed in a written or oral agreement or understanding or is otherwise an "at-will" employee.

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         (d)      Noncompetition. During the Executive's employment and for a period of two (2) years following the termination of the Executive's employment for any reason, the Executive covenants and agrees that he will not, directly or indirectly, compete against the Company within the United States in the managerial or executive capacity for another company or entity that designs, produces, sells, or distributes copper tubing, including, but not limited to, those companies listed on Appendix B.

                  (i) In consideration of the promises of Executive contained in this Agreement, including without limitation in this Paragraph 2(d), the Company shall pay to the Executive a non-compete and non-solicitation fee equal to one (1) year's salary and bonus as determined in accordance with
Section 1(b)(i)(C), payable in the manner determined by the Company under Sections 1(b)(i)(A) and 1(b)(i)(C) of the Agreement. The amount otherwise payable to the Executive under Sections 1(b)(i)(A)and 1(b)(i)(C) of this Agreement shall be offset by this non-compete and non-solicitation fee.

         (e) Equitable Relief. The Executive acknowledges and agrees that the services performed by him are special, unique and extraordinary in that, by reason of the Executive's employment, the Executive may acquire confidential information and trade secrets concerning the operation of the Company, or that the Executive may have contact with or obtain knowledge of the Company's customers or prospects, the use or disclosure of which could cause the Company substantial loss and damages, which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive acknowledges and agrees that the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 2 or such other relief as may be required to specifically enforce any of the covenants in this
Section 2. The Executive acknowledges and agrees that the Company shall be entitled to its attorneys' fees and court costs should the Company pursue legal action to enforce its rights under this section.

3. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto, provided, however, that any such modification, amendment or waiver on the part of the Company shall have been previously approved by the Board. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

4. Withholding. Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and similar deductions.

5. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Alabama applicable to contracts executed in and to be performed in that State. Nothing in this agreement shall affect the rights of either party under state or federal laws affecting employment.

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6.       Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to the Executive, the notice shall be delivered or mailed to the Executive at the address first set forth below, or if addressed to the Company, the notice shall be delivered or mailed to 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801, or such address as the Company or the Executive may designate by written notice at any time or from time to time to the other party. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

7. Supersedes Previous Agreements. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

8. Severability. The parties agree that if any part of this Agreement is found to be illegal or unenforceable, including, but not limited to, the geographic, temporal, or activity restrictions contained in Section 2, the court should delete or modify the illegal or unenforceable provision(s) hereby leaving the remaining or modified provision(s) fully enforceable.

9. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

10. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the Company has caused the Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

                                 WOLVERINE TUBE, INC.

                                 By:_______________________________________

                                 Name:    Dennis Horowitz
                                 Title:   President and CEO

                                 EXECUTIVE

                                 __________________________________________
                                 Name: Johann R. Manning, Jr.
                                 Executive's Address:

                                          2709 Tammerack Lane
                                          Owens Cross Roads, AL 35763


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                                   APPENDIX A

                               GROSS-UP PROCEDURE

         (a) If a Change in Control of the Company occurs, or a termination of employment occurs without Cause (as defined in the Agreement), any payment or benefit provided by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or provided or to be provided pursuant to the terms of the Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, (including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, supplemental retirement plan benefits, split dollar insurance agreements, or the lapse of termination of any restriction on, or the vesting or exercisability of, any of the foregoing) (a "Payment"), would be subject to:

         (i) the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision);

         (ii) any similar tax or any future tax imposed upon Payments resulting from a termination without Cause whether or not a Change in Control has occurred, imposed by federal, state or local law, or any other revenue system to which the Executive may be subject, or

         (iii) any interest or penalties with respect to (i) or (ii) ((I), (ii) or those taxes, together with any interest and penalties, may be hereafter referred to as the "Excise Tax"),

then, if the Executive complies with the requirements of this Appendix A, the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-Up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to _________________________, 2002, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that the Executive will be in the same position as if there was no Excise Tax imposed upon the Payment. The Gross-Up Payment shall only reimburse the Executive for income taxes that result from the Gross-Up Payment itself but not for income taxes that would be normally incurred if the Excise Tax was not triggered.

         (b) Subject to the provisions of subparagraph (f) below, all determinations required to be made under this Appendix A, including whether an Excise Tax is payable by the Executive, the amount of that Excise Tax, whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of that Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in the

Executive's sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the Executive's date of termination, if practicable, upon or following the triggering of the Change in Control. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of the determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes that determination, furnish the Company and the Executive in opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under this Appendix A. If the Company exhausts or fails to pursue its remedies pursuant to subparagraph (f) and the Executive subsequently is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Under payment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of the determination and calculations.

         (c) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by subparagraph (b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

         (d) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company just verification evidencing that payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local return, if relevant, the Accounting Firm determines that the amount of the Gross-Up payment should be reduced, the Executive shall within five (5) business days pay to the Company the amount of that reduction.

         (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by subparagraph (b) will be borne by the Company. If those fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of those fees and expenses within five (5) business days after receipt from the Executive of a statement for them and reasonable evidence of his payment of them.

      (f) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. That notification will be given as promptly as practicable but not later than thirty
(30) business days after the Executive actually receives notice of that claim and the Executive will further apprise the Company of the nature of that claim and the date on which that claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay that claim prior to the earlier of (i) the expiration of the thirty (30) calendar-day period following the date on which they give notice to the Company or (ii) the date that any with respect to that claim is due. If the Company notifies the Executive in writing prior to the expiration of that period that is desires to contest the claim, the Executive will:

            (A) provide the Company with any written records or documents in his possession relating to that claim reasonably requested by the Company;

            (B) take that action in connection with contesting the claim as the Company reasonably requests in writing from time to time, including, without limitation accepting legal representation with respect to that claim by an attorney competent in respect to the subject matter and reasonably selected by the Company and mutually agreeable to the Executive;

            (C) cooperate with the Company in good faith in order effectively to contest that claim; and

            (D) permit the Company to participate in any proceedings relating to that claim; provided, however, that the Company will bear and pay directly all attorney fees, costs and expenses (including, but not limited to, interest and penalties) incurred in connection with that contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect to the Excise Tax, imposed as a result of that representation and payment of attorney fees, costs and expenses. Without limiting the foregoing provisions of this subparagraph (f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this subparagraph (f) and, after consultation with Executive and exercising reasonable and prudent business practices, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of that claim (provided, however, that the Executive may participate in them at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive will prosecute that contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the company will determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of that payment to the Executive on an interest-free basis and will indemnify and hold harmless the Executive, on an after-tax basis, from any Excise Tax or income or other tax or imputed income from the interest-free advance, including, but not limited to, interest or penalties with respect to the Excise Tax, imposed with respect to that advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to that contested amount. Furthermore, the Company's control of any contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable pursuant to this Appendix A and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (g) The Company agrees that it will maintain any information provided to it by the Executive or his agents, including but not limited to that described in paragraph (f) above, in strict confidence, and will disclose same only in accordance with this Agreement and/or as required by applicable law.

                                   APPENDIX B




1.    Cerro Copper Products Company, Inc.
2.    Outokumpu American Brass Company
3.    Industrias Nacobre S.A. de C.V.
4.    Olin Corporation
5.    Mueller Industries, Inc.
6.    Kobe Copper Products, Inc.
7.    National Copper
8.    Wieland
9.    Hitachi, Ltd.
10.   Trefimetaux
11.   Reading Tube Corporation
12.   Amcast
13.   NIBCO
14.   High Performance Tube
15.   Commercial Metals Company

Reference to the above companies shall incorporate any related companies thereto, including, but not limited to, all parent companies, subsidiary companies, majority-owned companies and joint ventures.